UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 14, 2021

CURRENCYWORKS INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55049	27-3098487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

561 Indiana Court, Los Angeles, CA 90291

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: 424.570.9446

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Nil	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 3.02 Unregistered Sales of Equity Securities

On June 15, 2021, we granted an aggregate of 2,900,000 stock options to certain directors and officers for the purchase of up to 2,900,000 shares of our common stock pursuant to our Equity Incentive Plan. Each stock option is exercisable at a price of US$1.16 per share until June 15, 2021. The Options will vest as to one-third (1/3) on the date of grant, one-third (1/3) on the first anniversary and one-third (1/3) on the second anniversary.

We granted the stock options to 3 U.S. Persons and 2 non U.S. Persons (as that term is defined in Regulation S of the Securities Act of 1933) and in issuing securities we relied on the registration exemption provided for in Section 4(a)(2), Regulation D and/or Regulation S of the Securities Act of 1933.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 14, 2021, Shelly Murphy was appointed as a director of our company. On the same date, Michael Blum and James Carter resigned as directors of our company. Messrs. Blum and Carter were members of the audit committee. The audit committee will now be comprised of James Geiskopf (Chair), Edmund C. Moy and Shelly Murphy.

Shelley Murphy, age 49, is the CEO and Managing Partner of GSD Group, the innovation and strategy group behind Atari Hotels. Murphy is at the nexus of creating new verticals in technology, education and entertainment. She founded the largest tech and innovation event in Arizona, DesTechAZ with Steve Wozniak, and is CEO of the Woz Innovation Foundation, a non-profit focused on building the future of technology by providing opportunities for innovation through K-12 education in underserved markets. Murphy has an extensive background and career experience in executive leadership, management, business development and over two decades of experience in finance with over $900MM USD issued in private activity bonds. Murphy established her career and was appointed by Governor’s Executive Order as the Executive Director and CEO of Arizona Higher Education Loan Authority, a not-for profit organization with a mission to provide low-cost education financing solutions for Arizona students. She currently serves on the Advisory Boards for OfferPad, an industry leader in innovative end-to-end real estate transactions, and The Game Fund Partners, a $350MM venture fund focused on Gaming, Esports and related Media.

Term of Office

Our executive officers are appointed by our board of directors and hold office until their death, resignation or removal from office.

Family Relationships

No family relationships exist between any of our directors or executive officers.

Certain Related Transactions and Relationships

Other than as disclosed below, we have not been party to any transaction with Ms. Murphy since January 1, 2018, or any currently proposed transaction with Ms. Murphy in which we were or will be a participant and where the amount involved exceeds US$924, being the lesser of US$120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which Ms. Murphy had or will have a direct or indirect material interest.

Effective June 15, 2021, we granted the following stock options to our directors and officers: (i) 1,000,000 to Cameron Chell, (ii) 750,000 to Swapan Kakumanu, (iii) 750,000 to James Geiskopf, (iv) 200,000 to Shelly Murphy and (v) 200,000 to Edmund C. Moy. The stock options are exercisable at the exercise price of US$1.16 per share for a period of ten years from the date of grant. The stock options become exercisable as follows: (i) 1/3 on the first anniversary of the grant date; (ii) 1/3 on the second anniversary of the grant date and (iii) 1/3 on the third anniversary of the grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CURRENCYWORKS INC.

/s/ Bruce Elliott

Bruce Elliott
President

June 15, 2021